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                                                                     EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304

June 29, 2000

Sagent Technology, Inc.
800 El Camino Real, Suite 300
Mountain View, CA 94040

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 30, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 2,609,634 shares of Common Stock, to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

     It is our opinion that such shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,

                                          /s/ WILSON SONSINI GOODRICH & ROSATI